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                                                                   EXHIBIT 10.8


                                     VIACELL

May 14, 2001

Kurt Gunter
5 Birch Hill Lane
Lexington, MA 02421

Dear Kurt:

On behalf of ViaCell, Inc. (the "Company"), I am pleased to extend an offer of employment to you contingent upon verification of favorable references. You have made an outstanding impression, and we feel confident that you will become a valuable asset to the company. Information about ViaCell as well as the details of our offer of employment are summarized below.

VIACELL MISSION                     To provide the highest quality cellular
                                    medicines for the treatment of human
                                    diseases.

VIACELL CULTURE                     We are dedicated to delivering
                                    revolutionary medicines through development of important new therapeutic applications.
                                    Every day you will be contributing to a
                                    technology that is enriching of the lives of people in the future. We hire innovative thinkers, with the skills and capabilities to thrive on a high quality, success driven team.

POSITION Senior Vice President, Clinical and Regulatory Affairs/Government Relations,
                                    Reporting to Marc Beer, Chief Executive
                                    Officer This position is a key factor in ViaCell's continued success, and I am confident that it will be an exciting opportunity for you as well.

COMPENSATION                        The starting base salary for this position
                                    will be $210,000.00 per year payable in
                                    bi-weekly installments of $8,076.92.

                                    In addition, you will be eligible to
                                    participate in the Executive Management
                                    Bonus Plan at an annual target of 20% base salary, which will be pro-rated based upon your hire date and payable based on agreed to performance objectives.

STOCK OPTIONS                       As an incentive for you to participate in
                                    the Company's future growth, you will
                                    receive, subject to approval by our Board of Directors, an incentive stock option to purchase up to 120,000 shares of our Common
                                    Stock and up to an additional 40,000 shares based on agreed to performance objectives.
                                    The exercise price of the options
                                    will-equal-the fair market value of our
                                    Common Stock as determined by the Board of Directors on the date of the grant. The options will vest quarterly over four years, and any other terms or conditions that the Board of Directors may require.

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ADDITIONAL EMPLOYMENT TERMS         ViaCell will provide for six months'
                                    severance pay in the event of involuntary termination without cause or voluntary termination for good reason. If the Company shall terminate your employment without "cause" or if you terminate your employment for "good reason," then ViaCell will continue paying your base salary for a period of six months in accordance with its regular payroll practices at such time. The term "cause" as used here means (i) your continued failure to substantially perform your duties provided you are reasonably notified of such failure and given reasonable time to correct such failure,
                                    (ii) any misappropriation of funds,
                                    properties or assets of the Company by you,
                                    (iii) any damage or destruction of any
                                    property or assets of the Company caused by you, whether resulting from your willful actions or willful omissions or gross negligence; (iv) your being convicted of a felony, or (v) any material breach of your employment obligations or of the Intellectual Property and Confidential Information Agreement. The term "good reason" as used here means any action by the Company without your prior consent which results in (i) any material diminution in your title, position, duties, responsibilities or authority; (ii) any breach by the Company of any material provision contained herein; or (iii) any requirement by the Company that you perform your principal duties outside a radius of 60 miles from either of the Company's Boston or Worcester locations.

BENEFITS Because we care about the well being of our employees, we are pleased to provide you with comprehensive offering of benefits. Our benefits currently include medical, dental, life insurance, three weeks vacation (accrued monthly and prorated during your first calendar year of employment), balance benefit, educational assistance and flexible-spending accounts. Additional information about these benefits is outlined in the enclosed summary.

ELIGIBILITY FOR EMPLOYMENT          The Immigration Reform and Control Act of
                                    1986 requires ViaCell to review documentary evidence that you are eligible for employment. This requirement applies to US citizens, as well as foreign nationals. A list of approved documents that are acceptable as verification of employment eligibility are listed on page two of the I-9 form which will be included with your orientation packet. Please bring the appropriate documents with you on your first day of employment.

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EMPLOYMENT RELATIONSHIP             While we look forward to a long and
                                    mutually beneficial relationship, you
                                    acknowledge that this letter does not
                                    constitute a contract of employment for any particular period of time and does not affect the at-will nature of the employment relationship with the company. Either you or ViaCell have the right to terminate your employment at any time.

         We are very excited about the future of ViaCell and believe that the opportunities presented will allow you significant personal and professional growth. If you have any questions or concerns, please do not hesitate to contact me anytime. We look forward to having you join our team!

Sincerely,

/s/ Marc D. Beer

Marc D. Beer
Chief Executive Officer

         Please acknowledge your acceptance of this offer by signing a copy of this document along with the Agreement Related to Intellectual Property and Confidential Information and faxing it to Kristin Dickson at 617-247-6271. This offer will remain in effect for a period of seven (7) calendar days from the date of this letter.


/s/ Kurt Gunter                       17 May 01
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Signature                           Date


XXX-XX-XXXX                         on or before 16 July 2001
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Social Security Number              Start Date


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